Exhibit 19.1

INSIDER TRADING
POLICY

LEVI STRAUSS & CO.
Created April 2019
Last updated February 2024

Exhibit 19.1
Introduction
Levi Strauss & Co. (“LS&Co.”) has a long history of acting with the highest degrees of integrity. It’s part of what we call “profits through principles” and is one of the reasons why our company has been so successful for such a long period of time. As a public company, we must act in the public markets with this same high degree of integrity, not just to ensure our compliance with the law, but also to uphold our values and protect our reputation. One of the key areas of focus as employees of a public company will be to ensure we do not engage in inappropriate insider trading.
During the course of your relationship with LS&Co., you may receive material information that is not yet publicly available (“material nonpublic information”) about LS&Co. or other publicly traded companies with which LS&Co. has business relationships. Material nonpublic information may give you, or someone to whom you provide that information, an advantage over others when deciding whether to buy, sell or otherwise transact in LS&Co.’s securities or the securities of another publicly-traded company.
This policy sets forth guidelines with respect to transactions in LS&Co. securities by (i) our employees, (ii) members of our board of directors, (iii) consultants who are advised that they are subject to this policy (“designated consultants”), (iv) members of our Family Council, and (v) the other persons subject to this policy as described below.
In addition, this policy incorporates our Quarterly Trading Blackout Policy, attached as Exhibit A, under which certain designated individuals may not conduct trades in LS&Co. securities during “quarterly blackout periods” and may also be required to obtain preclearance to trade even in “open windows”. Please see Exhibit A for this additional policy, including the individuals who are covered.
Anyone who has questions about this policy should contact LS&Co.’s Legal Department. Please also see the Frequently Asked Questions.

Thank you,
David Jedrzejek
Senior Vice President and
General Counsel

Insider Trading Policy Levi Strauss & Co.

Exhibit 19.1
Statement of Our Policy
It is the policy of LS&Co. that an employee, member of our board of directors, designated consultant of LS&Co., a member of our Family Council, or any other person subject to this policy, who is aware of material nonpublic information relating to LS&Co. may not, directly or indirectly:
1.engage in any transactions in any LS&Co.’s securities (including those owned in advance of becoming subject to the policy), except as otherwise specified under the heading “Exceptions to this Policy” below;
2.recommend the purchase, holding or sale of any LS&Co. securities to any other person;
3.disclose any material nonpublic information to persons within LS&Co. whose jobs do not require them to have that information, or outside of LS&Co. to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with LS&Co.’s policies regarding the protection or authorized external disclosure of information regarding LS&Co.; or
4.assist anyone engaged in the above activities.
As described more fully below, “material information” is generally defined as any information that would be considered important by an investor in deciding whether to buy or sell a security. Also as described more fully below, “nonpublic” information is information that has not been widely disseminated outside the company through approved channels, for example through a company press release.
The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as a personal need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to LS&Co. at the time of the transaction.
The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve LS&Co.’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forego a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.
It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone. Enabling others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of LS&Co. that no person subject to this policy may at any time either (a) recommend to another person that they buy, hold or sell LS&Co.’s securities or (b) disclose material nonpublic information to persons within LS&Co. whose jobs do not require them to have that information, or outside of LS&Co. to other persons

Our Insider Trading Policy Levi Strauss & Co.

Exhibit 19.1
(unless the disclosure is made in accordance with LS&Co.’s policies regarding the protection or authorized external disclosure of information regarding LS&Co.). Please remember that if you provide material non-public information to another person who then trades on that basis, you are putting your job, reputation, and civil and criminal liability in that other person’s hands.
In addition, it is the policy of LS&Co. that no person subject to this policy who learns of or is otherwise aware of material nonpublic information about another publicly-traded company with which LS&Co. does business, including a customer or supplier of LS&Co., may trade in that company’s securities until the information becomes public or is no longer material.
There are no exceptions to this policy, except as specifically noted below.
Transactions Subject to this Policy
This policy applies to all transactions in securities, as well as derivative securities, such as exchange-traded put or call options or swaps. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of LS&Co.’s Class A common stock in the public market, but also any other purchases, sales, transfers or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of LS&Co.’s Class A common stock or debt securities or the publicly-traded securities of other companies covered by this policy. Gifts of LS&Co. securities must be pre-cleared by LS&Co.’s Chief Compliance Officer or his or her designee. Pre-clearance must be obtained at least two business days in advance of the proposed gift, and pre-cleared gifts not completed within five business days will require new pre-clearance. LS&Co. may choose to shorten this period.
Persons Subject to this Policy
This policy applies to:
•all employees of LS&Co. and its subsidiaries;
•all members of the board of directors of LS&Co. and its subsidiaries;
•all consultants of LS&Co. or its subsidiaries designated by LS&Co. as subject to this policy;
•all members of our Family Council; and
•all other persons who are designated by LS&Co.
In addition, this policy applies to immediate family members of each person described above. A person’s “immediate family member” means a person with whom he or she shares a household, persons who are his or her economic dependents, and any other individuals or entities whose transactions in securities he or she influences, directs or controls (including, e.g., an investment fund or a nonprofit organization, if such person influences, directs or controls transactions by the fund or nonprofit organization). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

Our Insider Trading Policy Levi Strauss & Co.

Exhibit 19.1
Material Nonpublic Information
Material information
It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be considered important by investors who are considering trading in that company’s securities. If the information makes you think about trading, it would probably have the same effect on others and is likely material. Keep in mind that both positive and negative information can be material.
There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items, including the expected timing of these items, may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:
•financial results or forecasts;
•new products, features or processes;
•acquisitions or dispositions of assets, product lines, technologies or companies;
•public or private sales or repurchases of debt or equity securities;
•management changes;
•stock splits, dividends or changes in dividend policy;
•commencing or ceasing operations in particular geographies;
•employee layoffs;
•a disruption in LS&Co.’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
•the entry into a material agreement;
•the establishment of a repurchase program for LS&Co.’s securities;
•tender offers or proxy fights;
•accounting restatements;
•significant litigation or settlements;
•impending bankruptcy of any of our major customers or suppliers;
•gain or loss of contracts with customers or suppliers; and
•product recalls.
As noted above, the question of whether a piece of information is material is sometimes difficult to determine and often will be judged in hindsight. If you have any doubt about whether a piece of information is material, you should err on the side of considering it to be material. You also are encouraged to contact the LS&Co. Legal Department if you have any questions about whether a piece of information might be material.
When information is considered public
The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated, for example through a press release or a filing with the Securities and Exchange Commission (the “SEC”). Once information is publicly disseminated, it is still necessary to afford the investing public sufficient time to absorb the

Our Insider Trading Policy Levi Strauss & Co.

Exhibit 19.1
information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after one full trading day has elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on a Wednesday, then you may execute a transaction in our securities on Thursday; if we announce material nonpublic information after trading ends on a Wednesday, then you may execute a transaction in our securities on Friday. Depending on the particular circumstances, LS&Co. may determine that a different waiting period should apply to the release of specific material nonpublic information.
Special and Prohibited Transactions
1.Inherently Speculative Transactions. No person subject to this policy may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to LS&Co.’s securities.
2.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a person to continue to own LS&Co.’s securities without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as LS&Co.’s other securityholders. Therefore, all persons subject to this policy are prohibited from engaging in any such transactions.
3.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in LS&Co.’s securities, persons subject to this policy are prohibited from holding LS&Co.’s securities in a margin account or otherwise pledging LS&Co.’s securities as collateral for a loan.
4.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a person covered by this policy is in possession of material nonpublic information. LS&Co. therefore discourages placing standing or limit orders on LS&Co.’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed below), the order should be limited to a short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade.
Exceptions to the Policy
This Policy does not apply to the following transactions, except as specifically noted:

Our Insider Trading Policy Levi Strauss & Co.

Exhibit 19.1
1.Exercises of Options or Stock Appreciation Rights. This policy does not apply to the exercise of options or stock appreciation rights granted under LS&Co.’s equity incentive plans for cash or, where permitted under the option or stock appreciation right, by a net exercise transaction with the Company or by delivery to LS&Co. of already-owned LS&Co. stock. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or applicable taxes, because shares will be sold in the market in connection with these transactions.
2.Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to LS&Co. to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options, stock appreciation rights or other equity awards granted under LS&Co.’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or applicable taxes.
3.ESPP. This policy does not apply to the purchase of stock by employees under LS&Co.’s 2019 Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This policy also does not apply to an employee’s initial election to participate in the ESPP during a designated enrollment period, changes to an employee’s election to participate in the ESPP during a designated enrollment period, or election to cancel participation in the ESPP. This policy does, however, apply to an employee’s subsequent sale of the stock acquired pursuant to the ESPP.
4. 10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as permitted by LS&Co., persons subject to this policy may establish a trading plan under which a broker is instructed to buy and sell LS&Co. securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of LS&Co. securities pursuant to that Trading Plan are not subject to this policy. To be properly established, a person’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of LS&Co., at a time when the person was unaware of any material nonpublic information relating to LS&Co. and when LS&Co. was not otherwise in a trading blackout period. Moreover, all Trading Plans must be reviewed and approved by LS&Co. before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws. Please contact the LS&Co. Legal Department if you are interested in setting up a Trading Plan.
Policy’s Duration
This policy continues to apply to your transactions in LS&Co.’s securities or the securities of other public companies engaged in business transactions with LS&Co. even after your relationship with LS&Co. has ended, because you still may have information that gives you an unfair trading advantage in the market. If you are aware of material nonpublic information when your relationship with LS&Co. ends, you may not trade LS&Co.’s securities or the securities of other applicable companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave LS&Co. during a trading blackout

Our Insider Trading Policy Levi Strauss & Co.

Exhibit 19.1
period, then you may not trade LS&Co.’s securities or the securities of other applicable companies until the trading blackout period has ended.
Individual Responsibility
Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about LS&Co. and not to engage in transactions in LS&Co.’s securities while aware of material nonpublic information. Each individual is responsible for making sure that he or she complies with this policy, and that any Related Person, as discussed under the heading “Persons Subject to this Policy” above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual.
Penalties
Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by LS&Co., including termination of employment. Anyone who has questions about this policy should contact their own attorney or LS&Co.’s Legal Department.
Transactions by LS&Co.
From time to time, LS&Co. may enter into transactions in LS&Co. securities. When engaging in such transactions, LS&Co. will comply with all applicable securities laws.
Amendments
LS&Co. is committed to continuously reviewing and updating its policies and procedures. LS&Co. therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the LS&Co.’s policies regarding insider trading may be obtained on Threads.

Our Insider Trading Policy Levi Strauss & Co.

Exhibit 19.1
EXHIBIT A
QUARTERLY TRADING
BLACKOUT POLICY

This Quarterly Trading Blackout Policy is a part of and incorporated into the Levi Strauss & Co. Insider Trading Policy. Terms defined in that policy are also used herein.
Quarterly Trading Blackouts
Because our workplace culture tends to be open, odds are that a large number of persons subject to our Insider Trading Policy will possess material nonpublic information at certain points during the year. To minimize even the appearance of insider trading, we have established “quarterly trading blackout periods” during which the following persons—regardless of whether they are aware of material nonpublic information—may not conduct any trades in LS&Co. securities:
•Members of the board of directors of LS&Co.;
•Executive officers of LS&Co.;
•Employees of LS&Co. and its subsidiaries within the “Leader” and “Executive” bands;
•All members of the Family Council; and
•Other persons who are designated and notified by LS&Co.
All of the persons named above and their Related Persons will be able to trade in LS&Co. securities only during limited open trading window periods that generally will begin after one full trading day has elapsed since the public dissemination of LS&Co.’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not conduct any trades in LS&Co. securities if you are otherwise in possession of material nonpublic information.
For purposes of this policy, each “quarterly trading blackout period” will generally begin at the end of the day that is two weeks before the end of each fiscal quarter and end after one full trading day has elapsed since the public dissemination of LS&Co.’s financial results for that quarter. Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Compliance Officer or Assistant General Counsel, Corporate, there exists undisclosed information that would make trades by the foregoing persons inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.
A person subject to the foregoing who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the General Counsel, Chief Compliance Officer or Assistant General Counsel, Corporate. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the General Counsel, Chief Compliance Officer or Assistant General Counsel, Corporate concludes that the person is not, in fact, aware of any material nonpublic information relating to
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Exhibit 19.1
LS&Co. or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.
Event-Specific Trading Blackouts
From time to time, an event may occur that is material to LS&Co. and is known by only a few persons associated with LS&Co. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Compliance Officer or Assistant General Counsel, Corporate may not trade in LS&Co.’s securities. In that situation, LS&Co. will notify the designated individuals that neither they nor their Related Persons may trade in LS&Co.’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information.
The quarterly and event-driven trading blackouts do not apply to those transactions described under the heading “Exceptions to Blackout Periods” below.
Exceptions to Blackout Periods
The quarterly and event-driven trading blackout period policy does not apply to the transactions outlined under the heading “Exceptions to the Policy” in the Levi Strauss & Co. Insider Trading Policy, except as specifically noted.
Pre-Clearance and Advance Notice of Transactions
Even during an open trading window, members of our (i) board of directors, (ii) our executive officers, (iii) members of the Family Council, and (iv) others who are designated as subject to our pre-clearance policy, may not engage in any transaction in LS&Co.’s securities without first obtaining pre-clearance of the transaction from LS&Co.’s General Counsel, Chief Compliance Officer or Assistant General Counsel, Corporate at least two business days in advance of the proposed transaction. Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act must also obtain approval from LS&Co.’s Chief Executive Officer in advance of the proposed transaction. Pre-cleared transactions not completed within five business days will require new pre-clearance. LS&Co. may choose to shorten this period. The applicable form for pre-clearance is available on Threads.
Officers, directors and others subject to the reporting obligations under Section 16 of the Exchange Act must also give advance notice of their plans to engage in any transaction, including those excepted from the Insider Trading Policy and the quarterly and event-driven trading blackout period policy. Notice should be provided to LS&Co.’s General Counsel, Chief Compliance Officer or Assistant General Counsel, Corporate at least two business days in advance of the proposed transaction. Once any transaction takes place, the officer, director or applicable member of management must immediately notify the Compliance Coordinator and any other individuals identified under the heading “Notification of Execution of Transaction” in LS&Co.’s Section 16 Compliance Program.
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Exhibit 19.1
Short-Swing Trading, Control Stock and Section 16 Reports
Officers, directors and others subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in LS&Co.’s Section 16 Compliance Program, and any notices of sale required by Rule 144.
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